Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of July 1, 2003, by and between U.S. Restaurant Properties, Inc., a Maryland corporation (the “Company”), and Robert J. Stetson (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive will be the Chief Executive Officer and President of the Company and is expected to make major contributions to the short and long term profitability, growth and financial strength of the Company;

WHEREAS, the Company desires (a) to assure itself of both present and future continuity of management, (b) to continue certain minimum termination benefits for Executive, and (c) to provide additional inducement for Executive to continue to remain in the ongoing employ of the Company; and

WHEREAS, Executive is willing to render services to the Company on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements set forth herein, the Company and Executive agree as follows:

1. Employment. The Company agrees to and does hereby employ the Executive to perform the duties of Chief Executive Officer and President of the Company, and Executive accepts such employment, upon the terms and conditions set forth herein.

2. Term. The term of this Agreement shall be the period commencing as of the date set forth above and continuing thereafter for a period of two years (as extended as hereinafter provided, the “Term”); provided, however, that at the end of such two year period and each anniversary date thereafter, the Term will automatically be extended for an additional year unless, not later than 60 days prior to the end of such two year period or any such anniversary date, as the case may be, the Company or Executive shall have given notice that it or Executive, as the case may be, does not wish to have the Term extended.

3. Duties and Services.

(a) Executive agrees to serve the Company as the Chief Executive Officer and President and to devote his attention and energies to the business of the Company. Executive will not be prevented from (i) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage; (ii) investing his personal assets in businesses which do not compete with the Company, provided that such investment will not require any services on the part of Executive in the operation of the affairs of the businesses in which investments are made which would unreasonably interfere with his obligations hereunder; (iii) purchasing securities in any corporation whose securities are publicly traded, provided that such purchases will not result in Executive owning beneficially at any time five percent (5%) or more of the equity securities of any corporation engaged in a business competitive with that of the Company; (iv) serving as a director of any corporation that does not engage in a Competitive Activity (as defined in Section 14 hereof); or (v) participating in any other activity approved in advance in writing by the Board. Executive also agrees to perform from time to time such other executive services as the Company shall reasonably request, provided that such services shall be consistent with his position and status as Chief Executive Officer and President. In attending to the business and affairs of the Company, Executive agrees to serve the Company faithfully, diligently and to the best of his ability. Executive shall be entitled to continue to serve as a director and 40% owner of Tax Ease Inc. and perform certain ongoing business functions in connection therewith, provided that such activities do not unreasonably interfere with his obligations hereunder.

(b) The duties and responsibilities of Executive shall be commensurate with those of the chief executive officer and president of any publicly held corporation similar to the Company.

(c) At all times during the Term, Executive shall own of record at least 400,000 shares of the Company’s common stock, par value $.001 per share (the Common Stock”), and at any time during which any person, or group of affiliated persons, owns 10% or more of the issued and outstanding Common Stock, Executive shall own of record at least 500,000 shares of common stock.

4. Compensation.

(a) As consideration for the services to be rendered hereunder by Executive, the Company agrees to pay Executive, and Executive agrees to accept, payable in accordance with the Company’s standard payroll practices for executives, but payable in not less than monthly installments, compensation of Two Hundred Fifty Thousand Dollars ($250,000) per annum or such greater amount as may be determined from time to time by the Board pursuant to performance reviews to be conducted on an annual basis or such shorter time period as the Board shall deem appropriate (the “Salary”).

(b) Executive shall be eligible to receive an annual incentive bonus of up to $100,000 (whether in cash and/or securities) as provided for in any incentive plan of the Company, including, without limitation, stock option and/or stock bonus plans, based on the level of accomplishment of specific performance targets established by the Board or any committee thereof, or such other bonus plans as may be adopted by the Board from time to time in the future. In addition, Executive shall participate in any Company perquisite and supplemental benefit programs established for the benefit of senior executives of the Company.

(c) Executive shall not receive any additional compensation for his services as a member of the Board.

(d) On or before March 31, 2004, the Company shall grant to Executive, under the Company’s Flexible Incentive Plan (the “Plan”) 15,000 shares of Restricted Stock (as defined under the Plan), which shares shall vest and all restrictions on transfer thereof shall lapse upon the earliest of (i) the first occurrence of a Change in Control (as defined below) if the Executive’s employment is terminated (A) by the Company for any reason other than Cause (as defined below) or (B) by Executive as a result of Constructive Discharge or (ii) July 1, 2005 (such earliest date, the “Vesting Date”). Prior to the Vesting Date, the shares of Restricted Stock shall not be transferable by Executive.

For purposes of this Agreement, the term “Change In Control” shall mean the occurrence during the term of this Agreement of any of the following events:

(i) the Company is merged, consolidated, or reorganized into or with another corporation or other legal entity and the Company is not the “surviving entity;”

(ii) the Company sells or otherwise transfers 50% or more of its assets to another corporation or other legal entity or in a series of related transactions;

(iii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing over 9.0% of the combined voting power of the securities of the Company entitled to vote generally in the election of directors of the Company (the “Directors”) (the “Voting Shares”) of the Company or could become the owner of over 9.0% of the Common Stock through the conversion of the Company’s debt or equity securities;

(iv) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; provided, however, a Change in Control shall be deemed to occur only when the transaction described in the Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) is consummated; or

(v) if, during any period of 12 months, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason (other than death or disability) to constitute at least a majority thereof.

Notwithstanding the foregoing provisions, a “Change in Control” will not be deemed to have occurred for purposes of this Agreement solely because (A) an entity in which the Company, directly or indirectly, beneficially owns 50% or more of the voting securities (a “Subsidiary”), or (B) any employee share ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Shares, whether in excess of 19% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

The determination as to which party to a merger, consolidation or reorganization is the “surviving entity” within the meaning of Section 3(d) shall be made on the basis of the relative equity interests of the stockholders in the entity existing after the merger, consolidation or reorganization, as follows: if following any merger, consolidation or reorganization the holders of outstanding Voting Shares of the Company immediately prior to the merger, consolidation or reorganization own equity securities possessing more than 50% of the voting power of the entity existing following the merger, consolidation or reorganization, the Company shall be the surviving entity. In all other cases, the Company shall not be the surviving entity. In making the determination of ownership of equity securities by the shareholders of an entity immediately after the merger, consolidation or reorganization pursuant to this paragraph, equity securities which the stockholders owned immediately before the merger, consolidation or reorganization as shareholders of another party to the transaction shall be disregarded. Further, for purposes of this paragraph only, outstanding voting securities of an entity shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote.

5. Termination for Cause.

(a) Subject to the provisions of Section 19 hereof, in the event that Executive shall be discharged for “Cause” as provided in Section 5(b) hereof, all compensation payable to Executive pursuant to Section 4 in respect of periods after such discharge shall terminate immediately upon such discharge, and the Company shall have no obligations with respect thereto, nor shall the Company be obligated to pay Executive severance compensation under Section 6 hereof.

(b) For the purposes of this Agreement, “Cause” shall mean that, prior to any termination pursuant to Section 5(a) hereof, Executive shall have committed:

(i) an intentional act or acts of fraud, embezzlement or theft constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment for Executive at the expense of the Company;

(ii) any act by Executive of fraud or dishonesty, including but not limited to stealing or falsification of Company records, with respect to any aspect of the Company’s business;

(iii) violation of state or federal laws applicable to the Company;

(iv) misappropriation of funds or of any corporate opportunity;

(v) acts by Executive attempting to secure or securing any personal profit not fully disclosed to and approved by the Board of Directors of the Company in connection with any transaction entered into on behalf of the Company;

(vi) violation of any Company policy, rule, regulation or directive and the failure to cease such conduct within 30 days after he is given notice by the Company to cease such conduct;

(vii) conduct on the part of Executive, even if not in connection with the performance of his duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company, and Executive fails to cease such conduct immediately upon receipt of notice to cease such conduct; or

(viii) the continued, repeated, intentional and willful refusal to perform the duties associated with Executive’s position with the Company, which is not cured within 15 days following written notice to Executive.

For purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to Executive and an opportunity for Executive, together with his counsel (if Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of Executive or his beneficiaries to contest the validity or propriety of any such determination, including submitting the decision for review pursuant to Section 18 hereof.

6. Termination Compensation.

(a) If, during the Term, Executive’s employment is terminated (i) for any reason other than (A) pursuant to Section 5(a) hereof, (B) by reason of death or (C) by reason of “Disability” or (ii) by Executive due to “Constructive Discharge,” then Executive shall receive termination pay in an amount equal to two times the highest annualized rate of Executive’s Salary prior to the date of termination, payable in cash within five business days of the date of termination.

(b) For the purposes of this Agreement, “Constructive Discharge” shall mean:

(i) a material reduction in Executive’s job function, authority, duties or responsibilities, or a similar change in Executive’s reporting relationships;

(ii) a required relocation of Executive of more than 35 miles from Executive’s current job location; or

(iii) any breach of any of the terms of this Agreement by the Company which is not cured within 15 days following written notice thereof by Executive to the Company;

provided, however, that the term “Constructive Discharge” shall not include a specific event described in the preceding clause (i), (ii) or (iii) unless Executive actually terminates his employment with the Company within 60 days after the occurrence of such event.

(c) The amount of compensation payable pursuant to this Section 6 is not subject to any deduction (except for withholding taxes), reduction, offset or counterclaim, and the Company may not give advance notice of termination in lieu of the payment provided for in this Section 6.

7. Termination in the Event of Death. This Agreement shall terminate automatically upon the death of Executive. In such event, the Company shall pay to Executive’s legal representative only the base salary due to the Executive up to the date of termination as well as incentive bonuses, if any, which have accrued through the date of termination, and benefits payable pursuant to this Agreement.

8. Termination in the Event of Disability. If during the Term, Executive becomes physically or mentally disabled so as to become unable, for a period of more than six (6) consecutive months, to perform his duties hereunder on substantially a full time basis (“Disability”), the Company may at its option terminate Executive’s employment hereunder upon not less than thirty (30) days’ written notice. In the event of such termination, Executive shall be entitled to continue to receive his base salary and benefits, excluding any incentive bonuses, for a period equal to the lesser of (a) twenty four (24) months from the date of termination and (b) the remainder of the Term, and then shall receive such benefits as are available to senior executives of the Company under any applicable disability plan.

9. Other Benefits.

(a) Except as expressly provided herein, this Agreement shall not:

(i) be deemed to limit or affect the right of Executive to receive other forms of additional compensation or to participate in any insurance, retirement, disability, profit sharing, stock purchase, stock option, stock appreciation rights, cash or stock bonus or other plan or arrangement or in any other benefits now or hereafter provided by the Company or any of the Company’s affiliated companies for its employees; or

(ii) be deemed to be a waiver by Executive of any vested rights which Executive may have or may hereafter acquire under any employee benefit plan or arrangement of the Company or any of the Company’s affiliated companies.

(b) Executive may be required to incur reasonable business, entertainment and travel expenses. The Company agrees to reimburse Executive in full for all reasonable and necessary business, entertainment and other related expenses, including travel expenses, incurred or expended by him incident to the performance of his duties hereunder, upon submission by Executive to the Company of such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably requested by the Company.

(c) It is understood and agreed by the Company that during the term of Executive’s employment hereunder, he shall be entitled to annual paid vacations (taken consecutively or in segments), the length of which shall be consistent with the effective discharge of Executive’s duties and the general customs and practices of the Company applicable to its executive officers.

10. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible (a) for Executive to find reasonably comparable employment following the date of termination, and (b) to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the termination compensation by the Company to Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

11. Confidentiality.

(a) Recognizing that the knowledge and information about the business methods, systems, plans and policies of the Company and of its affiliated companies which Executive has heretofore and shall hereafter receive, obtain or establish as an employee of the Company or its affiliated companies are valuable and unique assets of the Company and its affiliated companies, Executive agrees that he shall not (otherwise than pursuant to his duties hereunder) disclose, without the written consent of the Company, any confidential knowledge or information pertaining to the Company or its affiliated companies, or their business, personnel or plans, to any person, firm, corporation or other entity, which would result in any material harm or damage to the Company, its business or prospects, for any reason or purpose whatsoever, unless required by law or legal process. In the event Executive is required by law or legal process to provide documents or disclose information, he shall take all reasonable steps to maintain confidentiality of documents and information including notifying the Company and giving it an opportunity to seek a protective order, at its sole cost and expense.

(b) The provisions of this Section 11 shall survive the expiration or termination of this Agreement, without regard to the reason therefor, for a period of two years from the earlier of (i) expiration of the Term or (ii) termination of Executive’s employment with the Company.

12. Non Competition.

(a) Except as otherwise provided in Section 3 hereof, during the Term and any period during which Executive receives any severance payments made pursuant to Section 8 hereof and, in the event Executive’s employment is terminated (i) by the Company for Cause or (ii) by the Executive otherwise than as a result of Constructive Discharge, for a period ending one (1) year after the date Executive’s employment is so terminated (the “Noncompetition Period”), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, participate in, invest in, permit his name to be used by, act as consultant or advisor to, render services for (alone or in association with any individual, entity or other business organization) or otherwise assist in any manner any individual or entity that engages in or owns, invests in, manages or controls any venture or enterprise engaged in (each, a “Competitive Activity”) the ownership, management, acquisition or development of restaurant properties or retail properties similar to those, if any, being acquired by the Company on the date Executive’s employment is so terminated.

Executive will not disseminate or make use of any of the confidential information of the Company for non-Company purposes, without qualification as to when or how such information may have been acquired unless such information shall become publicly available.

Executive will not in any manner induce, attempt to induce or assist others to induce or attempt to induce any investor, client or tenant of the Company to terminate its, his or her association with the Company or do anything to interfere with the relationship between the Company and any of its customers, clients, tenants or persons or concerns dealing with the Company during the Noncompetition Period.

Executive will not, without the prior consent of a majority of the Company’s independent directors, solicit, hire away or employ any person who is an employee of the Company during the Noncompetition Period.

(b) In the event that any restriction contained in this Section 13 shall be held too broad to allow enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

(c) Executive acknowledges and agrees that the Company’s remedy at law for any breach of his obligations under this Section 12 may be inadequate, and agrees and consents that temporary and/or permanent or injunctive relief may be entered enjoining him from breaching this Agreement and further agrees that any proceeding which may be brought to enforce any provision of this Section 12 without being requested to prove actual damages as a result of the premature breach of this Agreement.

13. Legal Fees and Expenses. It is the intent of the Company that Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable or in any way reduce the possibility of collecting the amounts due hereunder, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive any payments or benefits provided hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred at the time they are billed by Executive in connection with any of the foregoing, except only in the event of litigation where the Company fully and finally prevails on all causes of action.

14. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

15. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 15(a) and 15(b) hereof and with respect to the Company’s obligation to pay legal fees and expenses under Section 13 hereof. Without limiting the generality or effect of the foregoing, Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 15(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated, except with respect to legal fees and expenses, as and to the extent provided in Section 13 hereof.

16. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at the address set forth on the signature pages of this Agreement and to Executive at the address set forth on the signature pages of this Agreement, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

17. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

18. Arbitration.

(a) Mutual Agreement to Arbitrate.

(i) The Company and Executive recognize that differences may arise between them. Through the provisions of this Section 18, both parties expect to gain the benefits of a speedy, economical, impartial dispute resolution procedure. Therefore, the parties agree that this Section 18 shall apply to all disputes or controversies arising out of Executive’s employment (or termination of that employment) under this Agreement, that the Company may have against Executive, or that Executive may have against the Company or against (as applicable) its officers, directors, stockholders, partners, advisers or agents (“Claims”). Claims include, but are not limited to, controversies relating to: compensation or benefits, breach of any contract, torts, discrimination under state, federal or local law, and violation of any federal, state or other governmental law, statute, regulation, or ordinance.

(b) Except as otherwise specifically stated in this Agreement, the sole and exclusive method to resolve any Claim is arbitration as provided in this Section 18. The parties each waive their right to commence an action in any court to resolve a Claim. Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by this Section 18.

(c) A Claim must be processed in the manner set forth below, otherwise the Claim shall be void and deemed waived even if there is a federal or state statute of limitations which would allow more time to pursue the Claim.

Any Claim not raised under Section 5 hereof must initially be presented to the Company’s Board of Directors (the “Board”) in writing within ten (10) days after the Executive initially knew or should have known of the facts that gave rise to the Claim. The Board will answer the claim within ten (10) days after the Claim was presented. If the Board fails to respond, it will be deemed a denial of the Executive’s Claim.

If Executive is not satisfied with the Board’s decision, or if the Claim is made under Section 5 hereof, Executive may present the Claim for resolution by final and binding arbitration pursuant to the terms of this Section 19. If Executive desires to proceed to arbitration, Executive must give written notice to the Company of Executive’s intention to arbitrate within thirty (30) days from the date of the Board’s final decision.

If the Company desires to initiate arbitration, it must give written notice to Executive within thirty (30) days after it initially knew or should have known of the facts that gave rise to its Claim.

The written notice of desire to arbitrate shall describe the factual basis of all Claims asserted, and shall be sent to the other party in accordance with the terms of Section 16 hereof. If written notice of intention to arbitrate is not given within the applicable time period, the party who failed to give notice will be deemed to have waived the right to further contest the matter, and will be deemed to have accepted the other party’s last stated position on the Claim.

The arbitration shall be conducted in accordance with the then current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before a single arbitrator (the “Arbitrator”). The arbitration shall take place in or near the city in which Executive is or was last working with the Company. All arbitrations shall be governed by the laws of the State of Texas, the location of the principal executive office of the Company.

The Arbitrator shall be selected in the following manner. The AAA shall give each party a list of at least six arbitrators drawn from its panel of labor and employment arbitrators. Each side may strike all names on the list it deems unacceptable. If only one common name remains on the list of all parties, that individual shall be the Arbitrator. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. If no common name remains on the list of all parties, the AAA shall furnish one additional list, and the above procedure will be utilized. If no Arbitrator is designated from the second list, the procedure of the AAA rules will be utilized to select the Arbitrator. In no event will the Arbitrator be then affiliated in any manner with a competitor of the Company.

A. Any party may be represented by an attorney or other representative selected by the party.

B. Each party shall have the right to take the deposition of one individual and any expert witness designed by another party. Each party also shall have the right to make requests for production of documents to any party. Additional discovery may be had only where the arbitrator so orders, upon a showing of substantial need. All issues related to discovery will be resolved by the Arbitrator.

(ii) At least fourteen (14) days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration.

(iii) The Arbitrator will have no authority to: (A) adopt new Company policies or procedures, (B) modify this Agreement or existing Company policies, procedures, wages or benefits, or (C) hear or decide any matter that was not processed in accordance with this Agreement. The Arbitrator shall have exclusive authority to resolve any Claim, including, but not limited to, a dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, or any contention that all or any part of this Agreement is void or voidable. The arbitrator will have the authority to award any form of remedy or damages that would be available in a court.

(iv) The Company shall pay reasonable and necessary fees of the AAA and the Arbitrator. The parties will pay their own attorneys’ fees and expenses associated with the arbitration.

(v) Either party, in its sole discretion, may, in writing, waive, in whole or in part, the other’s failure to follow any time or other requirement set forth in this Agreement.

(vi) The arbitration will be conducted in private, and will not be open to the public or the media. The testimony and other evidence presented, and the results of the arbitration, unless otherwise agreed to by both parties, are confidential and may not be made public or reported by any news agency or legal publisher or service.

(vii) The Arbitrator shall render a written decision and award (the “Award”), which shall set forth the facts and reasons that support the Award. The Award shall be final and binding on the Company and Executive.

19. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

20. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Except as otherwise identified, references to Sections are references to Sections of this Agreement.

21. Survival of Certain Provisions. Notwithstanding anything herein to the contrary, the obligations of the Company under Sections 6, 8, 10 and 14 hereof, to the extent applicable, shall remain operative and in full force and effect regardless of the expiration, for any reason, of the Term.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

23. Warranty. Executive warrants and represents that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

24. Prior Agreements. This Agreement shall in all respects supersede all previous agreements providing severance pay benefits, whether written or oral, between Executive and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

U.S. RESTAURANT PROPERTIES, INC.

By:	/s/ David West

David West Chairman

Address

12443 Inwood Road Suite 300 Dallas, Texas 75224

/s/ Robert J. Stetson

Robert J. Stetson, Individually

Address

12443 Inwood Road Suite 300 Dallas, Texas 75224

EXHIBIT I

2003 BONUS CRITERIA

2003 FFO		(50%)
2002 Actual	$1.41	Per share
2003 Budget	$1.43	50% attachment
	$1.50	75%
	$1.60	100%
	$1.65+	1.5%+

Other Consideration (50%)

•	Reduce dark properties (including vacant land) Target: $10 million gross proceeds in addition to sales of Fina properties

•	Reduce the number of retail operating properties

•	Improve balance sheet by completing an equity offering

•	Improve corporate governance, reporting and risk management standards (including accounting internal controls)

•	Improve and integrate the financial and asset management systems and reporting